(m)(4)(ii)

August 1, 2013

ING Series Fund, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for the Class O Shares

Ladies and Gentlemen:

By this letter dated August 1, 2013, we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of ING Money Market Fund (the “Fund”), a series of ING Series Fund, Inc., in the amount of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from August 1, 2013 through August 1, 2014.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted:

ING Series Fund, Inc.

(on behalf of ING Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC